Exhibit 15.1

POSTMEDIA NETWORK CANADA CORP.
CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED AUGUST 31, 2015, 2014 AND 2013

Approved for issuance: October 21, 2015

Management’s Responsibility for Consolidated Financial Statements

The accompanying consolidated financial statements of Postmedia Network Canada Corp. (the “Company”) and its subsidiaries are the responsibility of management and have been approved by the Board of Directors of Postmedia Network Canada Corp.

Management is responsible for the preparation of these consolidated financial statements in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board, the selection of accounting policies and making significant accounting estimates, assumptions and judgements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting which includes those policies and procedures that provide reasonable assurance over the completeness, fairness and accuracy of the consolidated financial statements and other financial items.

The Board of Directors fulfills its responsibility for the consolidated financial statements principally through its Audit Committee, which is composed of independent external directors. The Audit Committee reviews the Company’s annual consolidated financial statements and recommends their approval to the Board of Directors. The Audit Committee meets with the Company’s management and external auditors to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, and formulates the appropriate recommendations to the Board of Directors. The auditor appointed by the shareholders has full access to the Audit Committee, with or without management being present.

The external auditors appointed by the Company’s shareholders, PricewaterhouseCoopers LLP, conducted an independent audit of the consolidated financial statements in accordance with Canadian generally accepted auditing standards and express their opinion thereon. Those standards require that the audit is planned and performed to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

Paul Godfrey	Doug Lamb
President and	Chief Financial Officer and
Chief Executive Officer	Executive Vice President

Toronto, Canada
October 21, 2015

Independent Auditor’s Report

To the Shareholders of
Postmedia Network Canada Corp.

We have audited the accompanying consolidated financial statements of Postmedia Network Canada Corp. and its subsidiaries, which comprise the consolidated statements of financial position as at August 31, 2015 and August 31, 2014 and the consolidated statements of operations, comprehensive loss, changes in equity (deficiency) and cash flows for each of the three years in the period ended August 31, 2015, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards also require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Postmedia Network Canada Corp. and its subsidiaries as at August 31, 2015 and August 31, 2014 and its financial performance and its cash flows for each of the three years in the period ended August 31, 2015 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario
October 21, 2015

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

POSTMEDIA NETWORK CANADA CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED AUGUST 31, 2015, 2014 AND 2013
(In thousands of Canadian dollars, except per share amounts)

	2015	2014	2013

Revenues
Print advertising	404,685	375,457	445,547
Print circulation	221,969	194,176	195,899
Digital	97,669	88,023	91,606
Other	25,960	16,599	18,531
Total revenues	750,283	674,255	751,583
Expenses
Compensation (note 6)	293,326	281,085	321,224
Newsprint	37,015	30,770	40,902
Distribution	122,863	101,794	107,905
Production	58,908	37,671	28,270
Other operating	126,759	113,430	123,356
Operating income before depreciation, amortization, impairment and
restructuring (note 3)	111,412	109,505	129,926
Depreciation (note 9)	31,957	66,646	29,949
Amortization (note 10)	40,146	39,080	43,325
Impairments (notes 5, 9, 10 and 11)	153,043	-	99,983
Restructuring and other items (notes 4, 13 and 15)	34,622	39,285	34,171
Operating loss	(148,356)	(35,506)	(77,502)
Interest expense	69,157	61,914	61,900
Net financing expense relating to employee benefit plans (note 15)	5,577	5,617	7,458
Gain on disposal of property and equipment and asset held-for-sale (note 9)	(1,157)	(257)	(1,005)
(Gain) loss on derivative financial instruments (note 7)	18,389	(1,590)	7,306
Foreign currency exchange losses	61,764	6,271	7,065
Loss before income taxes	(302,086)	(107,461)	(160,226)
Recovery of income taxes (note 4)	(38,681)	-	-
Net loss attributable to equity holders of the Company	(263,405)	(107,461)	(160,226)

Loss per share attributable to equity holders of the Company (note 16):
Basic	$(1.98)	$(2.67)	$(3.98)
Diluted	$(1.98)	$(2.67)	$(3.98)

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED AUGUST 31, 2015, 2014 AND 2013
(In thousands of Canadian dollars)

	2015	2014	2013

Net loss attributable to equity holders of the Company	(263,405)	(107,461)	(160,226)

Amounts subsequently reclassified to the statement of operations
Gain on valuation of derivative financial instruments, net of tax of nil	-	3,994	1,914
Amounts not subsequently reclassified to the statement of operations
Net actuarial gains (losses) on employee benefits, net of tax of nil (note 15)	(1,444)	(20,692)	59,581
Other comprehensive income (loss)	(1,444)	(16,698)	61,495
Comprehensive loss attributable to equity holders of the Company	(264,849)	(124,159)	(98,731)

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT AUGUST 31, 2015 AND 2014
(In thousands of Canadian dollars)

	2015	2014

ASSETS
Current Assets
Cash	43,813	30,490
Restricted cash (notes 9 and 14)	25,373	-
Accounts receivable	99,548	64,871
Income taxes receivable (note 18)	3,700	-
Inventory (note 8)	6,879	2,294
Prepaid expenses and other assets	12,314	9,888
Total current assets	191,627	107,543
Non-Current Assets
Property and equipment (notes 5 and 9)	274,511	155,007
Asset held-for-sale (note 9)	-	22,246
Derivative financial instruments (note 7)	2,093	18,392
Other assets (note 4)	3,998	17
Intangible assets (notes 5 and 10)	313,394	287,789
Goodwill (notes 4, 5 and 11)	88,474	149,600
Total assets	874,097	740,594
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities (note 12)	87,083	59,073
Provisions (note 13)	18,546	15,629
Deferred revenue	37,410	24,176
Current portion of long-term debt (note 14)	25,996	12,500
Total current liabilities	169,035	111,378
Non-Current Liabilities
Long-term debt (note 14)	646,336	473,800
Employee benefit obligations and other liabilities (notes 15 and 17)	147,574	143,157
Provisions (note 13)	442	634
Deferred income taxes (note 18)	-	681
Total liabilities	963,387	729,650
Equity (Deficiency)
Capital stock (note 16)	535,468	371,132
Contributed surplus (note 17)	10,169	9,890
Deficit	(634,927)	(370,078)
Total equity (deficiency)	(89,290)	10,944
Total liabilities and equity (deficiency)	874,097	740,594

Commitments (note 21), Subsequent events (note 25)

On October 21, 2015, the Board of Directors (the “Board”) approved the consolidated financial statements.

On behalf of the Board,

Signed	Signed
Paul Godfrey	Rod Phillips
Director	Chair

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIENCY)

FOR THE YEARS ENDED AUGUST 31, 2015, 2014 AND 2013
(In thousands of Canadian dollars)

	2015
	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive loss	Total Equity
Balance as at August 31, 2014	371,132	9,890	(370,078)	-	10,944
Net loss attributable to equity holders of the Company	-	-	(263,405)	-	(263,405)
Other comprehensive loss	-	-	(1,444)	-	(1,444)
Comprehensive loss attributable to equity holders of the Company	-	-	(264,849)	-	(264,849)
Share-based compensation plans (note 17)	-	279	-	-	279
Shares issued (note 4)	173,500	-	-	-	173,500
Share issuance costs (note 4)	(9,164)	-	-	-	(9,164)
Balance as at August 31, 2015	535,468	10,169	(634,927)	-	(89,290)

	2014
	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive loss	Total Equity
Balance as at August 31, 2013	371,132	9,020	(241,925)	(3,994)	134,233
Net loss attributable to equity holders of the Company	-	-	(107,461)	-	(107,461)
Other comprehensive income (loss)	-	-	(20,692)	3,994	(16,698)
Comprehensive income (loss) attributable to equity holders of the Company	-	-	(128,153)	3,994	(124,159)
Share-based compensation plans (note 17)	-	870	-	-	870
Balance as at August 31, 2014	371,132	9,890	(370,078)	-	10,944

	2013
	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive loss	Total Equity
Balance as at August 31, 2012	371,132	7,888	(141,280)	(5,908)	231,832
Net loss attributable to equity holders of the Company	-	-	(160,226)	-	(160,226)
Other comprehensive income	-	-	59,581	1,914	61,495
Comprehensive loss attributable to equity holders of the Company	-	-	(100,645)	1,914	(98,731)
Share-based compensation plans (note 17)	-	1,132	-	-	1,132
Balance as at August 31, 2013	371,132	9,020	(241,925)	(3,994)	134,233

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED AUGUST 31, 2015, 2014 AND 2013
(In thousands of Canadian dollars)

	2015	2014	2013
CASH GENERATED (UTILIZED) BY:

OPERATING ACTIVITIES
Net loss attributable to equity holders of the Company	(263,405)	(107,461)	(160,226)
Items not affecting cash:
Depreciation (note 9)	31,957	66,646	29,949
Amortization (note 10)	40,146	39,080	43,325
Impairments (notes 5, 9, 10 and 11)	153,043	-	99,983
(Gain) loss on derivative financial instruments (note 7)	18,389	(1,590)	7,306
Non-cash interest	3,905	5,587	4,114
Gain on disposal of property and equipment and asset held-for-sale	(1,157)	(257)	(1,005)
Non-cash foreign currency exchange losses	61,494	6,323	6,879
Share-based compensation plans and other long-term incentive plan expense (note 17)	102	1,376	1,386
Deferred income tax recovery	(38,681)	-	-
Net financing expense relating to employee benefit plans (note 15)	5,577	5,617	7,458
Non-cash compensation expense of employee benefit plans (note 15)	-	-	2,587
Employee benefit funding in excess of compensation expense (note 15)	(2,573)	(7,151)	-
Settlement of foreign currency interest rate swap designated as a cash flow hedge (note 14)	-	6,149	(8,976)
Net change in non-cash operating accounts (note 23)	17,185	907	5,567
Cash flows from operating activities	25,982	15,226	38,347

INVESTING ACTIVITIES
Net proceeds from the sale of property and equipment, intangible assets and assets held-for-sale (note 10)	38,319	306	25,925
Purchases of property and equipment (note 9)	(4,206)	(10,245)	(7,566)
Purchases of intangible assets (note 10)	(753)	(3,109)	(5,932)
Acquisition, net of cash acquired (note 4)	(303,458)	-	-
Cash flows from (used in) investing activities	(270,098)	(13,048)	12,427

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt (notes 4 and 14)	140,000	-	-
Proceeds from issuance of shares (note 4)	173,500	-	-
Repayment of long-term debt (note 14)	(15,983)	(12,500)	(32,040)
Restricted cash (note 9)	(25,373)	-	-
Debt issuance costs (notes 4 and 14)	(5,541)	-	(111)
Share issuance costs (note 4)	(9,164)	-	-
Cash flows from (used in) financing activities	257,439	(12,500)	(32,151)

Net change in cash	13,323	(10,322)	18,623
Cash at beginning of period	30,490	40,812	22,189
Cash at end of period	43,813	30,490	40,812

	2015	2014	2013
Supplemental disclosure of operating cash flows
Interest paid	62,688	57,236	53,173
Income taxes paid	47	-	-

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED AUGUST 31, 2015, 2014 AND 2013
(In thousands of Canadian dollars, except as otherwise noted)

1.     DESCRIPTION OF BUSINESS

Postmedia Network Canada Corp. (“Postmedia” or the “Company”) is a holding company that has a 100% interest in its subsidiary Postmedia Network Inc. (“Postmedia Network”). The Company was incorporated on April 26, 2010, pursuant to the Canada Business Corporations Act. The Company’s head office and registered office is 365 Bloor Street East, 12th Floor, Toronto, Ontario.

The Company’s operations consist of both news and information gathering and dissemination operations, with products offered in local, regional and major metro markets in Canada through a variety of print, web, tablet and smartphone platforms, and digital media and online assets including the canada.com and canoe.com websites, each newspaper’s online website and Infomart, the Company’s media monitoring service. The Company supports these operations through a variety of centralized shared services.

The Company has one operating segment for financial reporting purposes, the Newsmedia segment (formerly, the Newspaper segment). The Newsmedia segment’s revenue is primarily from advertising and circulation/subscription revenue.

2.     SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

(a)    Basis of presentation

The Company prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

(b)    Basis of measurement

These consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of derivative financial instruments to fair value, certain assets classified as held-for-sale which were recorded at fair value less costs of disposal and the deferred share unit plan which is recorded at fair value.

(c)    Principles of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are all entities which the Company controls. For accounting purposes, control is established by an investor when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. All intercompany transactions and balances have been eliminated on consolidation.

(d)    Critical accounting estimates

The preparation of financial statements in accordance with IFRS requires management to make estimates, assumptions and judgements that affect the reported amounts of assets and liabilities, related amounts of revenues and expenses, and disclosures of contingent assets and liabilities. Although these estimates, assumptions and judgements are based upon management’s best knowledge of the amount, event or actions; actual results could differ from those estimates, assumptions and judgements.

The following significant areas require management to use assumptions and to make estimates:

Impairment of goodwill and long lived assets

The Company tests goodwill and indefinite life intangible assets for impairment annually, or more frequently if there are indicators that an impairment may have arisen. In testing for impairment, assets including indefinite life intangible assets and other long lived assets, are grouped into a cash generating unit ("CGU" or "CGUs") which represents the lowest level for which there are separately identifiable cash inflows. For the purpose of goodwill impairment testing, goodwill is allocated to each CGU (or group of CGUs) based on the level at which management monitors goodwill, however not higher than an operating segment. Accordingly, management has allocated its goodwill to its single operating segment, the Newsmedia operating segment, which is also at the entity level, and the level at which goodwill is monitored, herein referred to as the Goodwill CGU. The recoverable amount of each CGU or group of CGUs is based on the higher of value in use and fair value less costs of disposal calculations. The Company has computed the fair value less costs of disposal of the Goodwill CGU and each individual CGU using a discounted cash flow model that requires market participant assumptions about future cash flows and discount rates. The future cash flows are based on management’s best estimate considering historical and expected operating plans, current strategies, economic conditions and the general outlook for the industry and markets in which the Company operates. The cash flow projections are based upon financial forecasts prepared by management covering a three year period and cash flows after the three year period are extrapolated using industry growth rates. The after tax discount rate represents a weighted average cost of capital (“WACC”) for comparable companies operating in the Company’s industry, based on publicly available information. The WACC is a market participant estimate of the overall required rate of return on an investment for both debt and equity owners and serves as the basis for developing an appropriate discount rate. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a market participant risk premium based on an assessment of risks related to the projected cash flows. Refer to note 5 for more details about the methods and assumptions used in estimating the recoverable amount.

Employee future benefits

The cost of defined benefit pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans and the present value of the defined benefit obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions including the discount rate to measure the net defined benefit obligation and mortality rates, among others. Due to the complexity of the actuarial valuations and the long-term nature of employee future benefits, the corresponding obligation is highly sensitive to changes in assumptions. Discount rates are reviewed at each reporting date and corresponding adjustments to the net defined benefit obligation are recognized in other comprehensive income and deficit. Additional information on the Company’s employee benefit plans is contained in note 15.

The following areas require management to use significant judgements apart from those involving estimates:

Determination of useful lives for the depreciation and amortization of assets with finite lives

For each class of assets with finite lives, management has to determine over which period the Company will consume the assets future economic benefits. The determination of such periods and if necessary, the subsequent revision of such periods, involves judgement and has an impact on the depreciation and amortization recorded in the consolidated statements of operations. The Company takes into account industry trends and Company specific factors, including changing technologies and expectations for the in-service period of assets, when determining their respective useful lives.

Determination of fair value of the identifiable assets acquired and liabilities assumed

For all identifiable assets acquired and liabilities assumed, management has to determine the fair value at acquisition. The determination of fair value involves judgement and has an impact on the property and equipment and intangible assets and the related deferred income tax effect recorded in the consolidated statement of financial position.

Determination of the recoverability of deferred tax assets

Judgement is required in determining whether deferred tax assets are recognised.  Deferred tax assets, including those arising from unutilised tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize deferred tax assets. Deferred tax assets are reviewed at each reporting date based upon the likely timing and the level of the reversal of existing taxable temporary differences, future taxable income and future tax planning strategies. Deferred tax assets are reduced to the extent that in management’s judgement it is no longer probable that the related tax benefit will be realized.

(e)   Disposals of non-current assets and discontinued operations

Non-current assets are classified as held for sale if the carrying amount will be recovered principally through a sale transaction rather than through continued use, they are available for sale in their present condition and such sale is considered highly probable. The criteria for a sale to be considered highly probable includes a firm decision by the appropriate level of management or the Board to dispose of a business or a group of assets, such business or group of assets must be actively marketed for a price that is reasonable in relation to their current market value and there must be an expectation that such disposal will be completed within a twelve month period. Assets held for sale are carried at the lower of their carrying amount or fair value less costs of disposal. Assets held for sale are classified as discontinued operations if the operations and cash flows can be clearly distinguished, both operationally and for financial reporting purposes, from the rest of the Company and they represent a separate major line of business or geographical area of operations, or are part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations, or is a subsidiary acquired with the view to resell.

(f)    Foreign currency translation

These consolidated financial statements are presented in Canadian dollars, the Company’s functional and reporting currency. As at the date of the statement of financial position, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars using the foreign currency exchange rate in effect at that date. Revenues and expense items are translated at the foreign currency exchange rate in effect when the transaction occurred. The resulting foreign currency exchange gains and losses are recognized in the statement of operations in foreign currency exchange (gains) losses.

(g)   Cash

Cash is composed of cash on hand and current balances with banks. Cash not available for immediate use is classified as restricted cash.

(h)   Borrowing costs

Borrowing costs consist of interest and other costs that the Company incurs in connection with the borrowing of funds. Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period they are incurred in interest expense in the statement of operations.

(i)    Property and equipment

Property and equipment are carried at cost less accumulated depreciation and impairment. Historical cost includes purchase cost, expenditures that are directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management, and borrowing costs if applicable.

Depreciation is provided for on a straight line basis over the following useful lives:

Assets	Estimated useful life

Buildings	10 - 40 years
Leaseholds	3 - 20 years
Computer hardware	3 - 5 years
Machinery and equipment	5 - 25 years

The depreciation method estimates of useful lives and residual values ascribed to property and equipment are reviewed at least at each financial year end and if necessary depreciation is adjusted for on a prospective basis.

(j)    Intangible assets

Finite life intangibles

(i) Software

Costs of internally generated software are composed of all directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management. Internally generated software consists primarily of internal costs in connection with the development of software to be used internally or for providing services to customers. All costs incurred during the research phase are expensed as incurred. Development costs that are attributable to the design and testing are recognized as intangible assets if the asset can be separately identified, it is probable the asset will generate future economic benefits, the development cost can be measured reliably, the project is technically feasible and the project will be completed with a view to use the asset.

Software costs are amortized using the straight line method of amortization over their estimated useful lives, which range from 2 to 10 years. The depreciation method and estimates of useful lives ascribed to software are reviewed at least at each financial year end and if necessary amortization is adjusted on a prospective basis.

(ii) Other identifiable intangible assets

Other identifiable intangible assets are recorded at cost and are carried at cost less accumulated amortization and impairment. Other identifiable intangible assets with finite lives are amortized using the straight-line method of amortization over their estimated useful lives, as follows:

Other identifiable intangible assets with finite lives	Estimated useful life

Subscribers	5 years
Customer relationships	4-5 years
Domain names	15 years

The depreciation method and estimates of useful lives ascribed to other identifiable intangible assets are reviewed at least at each financial year end and if necessary amortization is adjusted for on a prospective basis.

Costs associated with purchasing and developing content are expensed as incurred, except for content development on the Company's website which is capitalized when such costs meet the criteria for capitalization.

Indefinite life intangibles

Intangible assets with indefinite lives are not amortized. These include newspaper mastheads and certain domain names related to the newspaper online websites. The assessment of indefinite life is reviewed each period to determine whether the indefinite life assumption continues to be supportable. If it is deemed unsupportable the change in useful life from indefinite to finite life is made and amortization is recognized on a prospective basis.

(k)   Business combinations and goodwill

The Company uses the acquisition method of accounting to record business combinations. The acquisition method of accounting requires the Company to recognize, separately from goodwill, the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree measured at the acquisition-date fair values. The consideration transferred shall be measured at fair value calculated as the sum of the acquisition-date fair values of the assets transferred by the Company, the liabilities assumed by the Company and any equity interests issued by the Company. Contingent consideration is recognized as part of the consideration transferred. Goodwill as of the acquisition date is measured as the excess of the consideration transferred and the amount of any non-controlling interest acquired over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed, measured at fair value. Goodwill acquired through a business combination is allocated to the CGU (or group of CGUs) that are expected to benefit from the synergies of the business combination. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Acquisition related costs are expensed in the period they are incurred except for those costs to issue equity securities which are offset against the related equity instruments and those costs to issue debt which are offset against the corresponding debt and amortized using the effective interest method. Acquisition related costs include advisory, legal, accounting, valuation and other professional or consulting fees; and costs of registering and issuing debt and securities.

(l)    Impairments

Impairments are recorded when the recoverable amount of an asset or CGU is less than its carrying amount. The recoverable amount is the higher of an assets or CGUs fair value less costs of disposal or its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Impairment losses, other than those relating to goodwill, are evaluated for potential reversals when events or changes in circumstances warrant such consideration.

(i) Non-financial assets

The carrying values of non-financial assets with finite lives, except inventories, deferred tax assets and employee benefits, are assessed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Additionally, intangible assets with indefinite lives, composed of mastheads and newspaper domain names are included in their related CGU, and are tested annually for impairment or whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (CGUs). Any corporate assets and cash flows are allocated to the respective CGUs. Non-financial assets other than goodwill that have incurred an impairment in previous periods are reviewed for the possible reversal of the impairment at each reporting date.

(ii) Goodwill

Goodwill is reviewed for impairment annually or more frequently if there are indications that impairment may have occurred. For the purpose of impairment testing, goodwill is allocated to each CGU (or group of CGUs) based on the level at which management monitors goodwill, however not higher than an operating segment. Impairment is determined by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. Accordingly, management has allocated its goodwill to its single operating segment, the Newsmedia operating segment, which is at the entity level, and the level at which goodwill is monitored, herein referred to as the Goodwill CGU. Impairment losses relating to goodwill cannot be reversed in future periods.

(m) Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable net of any discounts, if applicable. The Company bases any estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue from the sale of goods is recognized when the following criteria have been met:

● the significant risks and rewards of ownership are transferred to customers, and the Company retains neither managerial involvement nor effective control,
● the amount of revenue can be measured reliably, and
●  the receipt of economic benefit is probable and the costs incurred can be measured reliably.

Revenue from the rendering of services is recognized when the following criteria have been met:

● the amount of revenue can be measured reliably,
● the receipt of economic benefit is probable, and
● the stage of completion of the transaction and the costs incurred can be measured reliably.

Print advertising revenue is recognized when advertisements are published. Print circulation revenue includes home-delivery subscriptions and single-copy sales at newsstands and vending machines. Print circulation revenue from subscriptions is recognized on a straight-line basis over the term of the subscriptions. Print circulation revenue from single-copy sales at newsstands and vending machines, net of a provision for estimated returns based on historical rates of returns, is recognized when the newspapers are delivered. Digital revenue is recognized when advertisements are placed on the Company’s websites or, with respect to certain online advertising, each time a user clicks on certain ads. Digital revenue also includes subscription revenue for business research and corporate financial information services and is recognized on a straight-line basis over the term of the subscriptions or contracts. Other revenue is recognized when the related service or product has been delivered.

Amounts received relating to services to be performed in future periods and sale of goods that require future performance are recorded as deferred revenue on the statement of financial position.

(n)   Inventory

Inventory, consisting primarily of printing materials, is valued at the lower of cost, using the first-in-first out cost formula, and net realizable value, where net realizable value is determined to be the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to make the sale. Reversals of previous write-downs to net realizable value are required when there is a subsequent increase in the value of inventories.

(o)   Share-based compensation and other long-term incentive plans

The Company has a share option plan and a restricted share unit plan that will be settled through the issuance of shares of Postmedia or through cash at the option of the Company and a deferred share unit plan that will be settled with cash. The Company uses the graded vesting method to calculate compensation expense for all share-based compensation plans.

    (i)    Share option plan

The Company recognizes compensation expense for all share options granted based on the fair value of the option on the date of grant, net of estimated forfeitures, using the Black-Scholes option pricing model. The fair value of the options is recognized as compensation expense over the vesting period of the options, with a corresponding credit to contributed surplus. The contributed surplus balance is reduced as options are exercised through a credit to capital stock when the options are exercised.

    (ii)   Restricted share unit plan

The Company recognizes compensation expense for all restricted share units granted based on the fair value of the Company’s shares on the issuance date of each restricted share unit grant net of estimated forfeitures. The fair value of the restricted share units is recognized as compensation expense, over the vesting period of each restricted share unit grant, with a corresponding credit to contributed surplus. Compensation expense is not adjusted for subsequent changes in the fair value of the Company’s shares. The contributed surplus balance is reduced as units are exercised through a credit to capital stock.

    (iii) Deferred share unit plan

The Company recognizes compensation expense for its deferred share unit plan based on the fair value of the Company’s shares. The deferred share units outstanding are re-measured at each reporting period until settlement, using the fair value of the shares of the Company. The fair value of the deferred share units is recognized as compensation expense, over the vesting period of each deferred share unit grant, in operating expenses with a corresponding credit to other non-current liabilities.

(p)   Financial instruments

Financial instruments are classified as fair value through profit or loss, loans and receivables or other financial liabilities.

(i) Fair value through profit or loss

Financial instruments are classified as fair value through profit or loss if acquired principally for the purpose of selling in the short-term, or if so designated by management and it eliminates or significantly reduces a measurement or recognition inconsistency, or is managed and its performance is evaluated on a fair value basis. Assets in this category principally include embedded derivatives and derivative financial instruments which do not qualify for hedge accounting. Financial instruments classified as fair value through profit or loss are carried at fair value with changes recognized in the statement of operations.

(ii) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include accounts receivable and cash. Loans and receivables are initially recognized at fair value plus transaction costs and subsequently carried at amortized cost using the effective interest method, less a provision for impairment. Loans and receivables are included in current assets, except for those with maturities greater than twelve months after the end of the reporting period, which are classified as non-current assets.

(iii) Other financial liabilities

Other financial liabilities include accounts payable and accrued liabilities and long-term debt. Other financial liabilities are recognized initially at fair value, net of any transaction costs incurred, and subsequently at amortized cost using the effective interest method. Other financial liabilities are classified as current liabilities if payment is due within twelve months; otherwise, they are classified as non-current liabilities. Financing fees related to revolving debt arrangements are initially recognized as an other asset and amortized over the term of the arrangement in interest expense.

The effective interest rate is the rate that exactly discounts the estimated future cash flows through the expected life of the financial instrument to its net carrying amount.

(q)   Derivative financial instruments and hedging

The Company uses derivative financial instruments to manage its exposure to fluctuations in foreign currency rates and interest rates. Derivative financial instruments are initially recognized at fair value on the date a contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative financial instrument is designated as a hedging instrument and the nature of the item being hedged. The Company documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its strategy for using hedges and its risk management objectives. The Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Non-performance risk, including credit risk, is considered when determining the fair value of derivative financial instruments. The Company does not hold or use any derivatives instruments for trading purposes.

The Company enters into the following types of derivative financial instruments:

Cash flow hedges

Periodically, the Company uses cash flow hedges to hedge the foreign currency rate exposure on interest and principal payments on foreign currency denominated debt and uses cash flow hedges to hedge foreign currency and interest rate exposure on variable interest rates and principal payments on foreign currency denominated debt. The effective portion of a cash flow hedge is reported in other comprehensive income until it is recognized in the statement of operations during the same period in which the hedged item affects income, while the ineffective portion is immediately recognized in the statement of operations. When a hedged item ceases to exist or cash flow hedge accounting is terminated, the amounts previously recognized in accumulated other comprehensive income are reclassified to the statement of operations when the variability in the cash flows of the hedged item affect income. Cash flows associated with derivative contracts accounted for as hedges are classified in the same category in the statement of cash flows as the item being hedged.

Derivative financial instruments that do not qualify for hedge accounting

Periodically, the Company uses derivative financial instruments that hedge the fair value exposure on certain debt resulting from changes in the US and Canadian variable base rates and the foreign currency rate exposure on interest and principal payments on foreign currency denominated debt. These derivative financial instruments are not designated as hedges for accounting purposes and are measured at fair value in the statement of financial position.

Embedded derivatives

An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract, with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. If certain conditions are met, an embedded derivative is separated from the host contract and measured at fair value in the statement of financial position.

Changes in the fair value of both derivative financial instruments that do not qualify for hedge accounting and embedded derivatives are recorded in the statement of operations as gain or loss on derivative financial instruments.

(r) Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at the current best estimate required to settle the obligation and when necessary the use of estimation techniques are utilized. If the effect of the time value of money is material the provision is measured at the present value of the expected expenditures required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as interest expense in the statement of operations.

(s) Employee benefits

 (i)  Pension and post-retirement obligations

The Company maintains a number of defined contribution and defined benefit pension and defined benefit post-retirement plans. For defined benefit plans, the defined benefit obligation associated with pension and post-retirement benefits earned by employees is actuarially determined on an annual basis by independent actuaries using the projected unit credit method. The determination of benefit expense requires assumptions such as the discount rate to measure the net defined benefit obligations, expected rate of future compensation increases, retirement ages of employees, expected health care cost trend rate and other factors as applicable. The asset or liability recognized in the statement of financial position is the present value of the defined benefit obligation less the fair value of plan assets at the end of the reporting period. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of Canadian corporate AA bonds that have terms to maturity which are similar to the terms of the related liability. The estimate of the expected long-term rate of return on plan assets is based on the discount rate of the defined benefit obligation. All actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recognized in other comprehensive income and then immediately transferred to deficit. Past service costs from plan amendments are recognized immediately in compensation expense in the statement of operations. The current service cost and past service cost of employee benefits expense is recorded in compensation expense in the statement of operations. The financing expenses on the benefit obligations are presented in net financing expense relating to employee benefit plans in the statement of operations. Gains and losses on curtailments or settlements are recognized in the period in which the curtailment or settlement occurs in restructuring and other items in the statement of operations.

The Company’s defined benefit pension plans are subject to minimum funding requirements. The liability in respect of minimum funding requirements is determined using the projected minimum funding requirements based on management's best estimates of the actuarially determined funded status of the plan, market discount rates and salary escalation estimates. The liability related to the minimum funding requirement and any subsequent re-measurement of that liability is recognized immediately in other comprehensive income and then immediately transferred to deficit without subsequent reclassification to the statement of operations.

For defined contribution plans, the Company pays contributions to the plan on a contractual basis. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as an expense in the period when they are earned by the employees.

(ii) Other long-term benefits

The Company maintains a number of other long-term employee benefit plans that are to be settled more than twelve months after the service was provided that entitled the employee to the benefit. These plans are accounted for similarly to the defined benefit pension and post-retirement plans with the exception that actuarial gains and losses are recognized immediately in the statement of operations.

(iii) Termination benefits

Termination benefits are payable when employment is terminated by the Company before the normal retirement date, or whenever an employee accepts voluntary termination in exchange for these benefits. The Company recognises termination benefits when the Company has a detailed formal plan, approved by management, to terminate the employment of current employees without possibility of withdrawal. In the case of an offer made to encourage voluntary termination, the termination benefits are measured based on the number of employees expected to accept the offer. If the effect of the time value of money is material, benefits falling due more than twelve months after the end of the reporting period are discounted to present value.

(t) Income taxes

Current income taxes are recognized with respect to amounts expected to be paid or recovered for current and prior periods under the tax rates and laws that have been enacted or substantively enacted as at the date of the statement of financial position.

Deferred income taxes are accounted for using the liability method. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the carrying amounts in the consolidated financial statements and the tax bases of assets and liabilities. However, deferred tax is not recognized if it arises from the initial recognition of goodwill or the initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable income or loss. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates, as at the date of the statement of financial position, in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income in the period that includes the substantive enactment date. A deferred tax asset is recognized initially when it is probable that future taxable income will be sufficient to use the related tax benefits and may be subsequently reduced, if necessary, to an amount that is probable of being realized.
In general, deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements.

Tax expense or recovery is recognized in other comprehensive income or otherwise directly in equity to the extent that it relates to items that are recognized in other comprehensive income or directly in equity.

Deferred tax assets and liabilities are presented as non-current.

  (u)  Government grants and tax credits

Government grants and refundable tax credits related to digital media development products are recognized when there is reasonable assurance that the Company has complied with the conditions associated with the relevant government program. These programs are recorded as either a reduction to the carrying amount of the related asset or as a recovery in the statement of operations. Government grants and tax credits receivable are recorded and as accounts receivable in the statement of financial position.

  (v)  Leases

Leasing agreements which transfer to the Company substantially all the benefits and risks of ownership of an asset are treated as finance leases, as if the asset had been purchased outright. The assets are included in property and equipment and the related liabilities are shown as obligations under finance leases. Assets held under finance leases are depreciated on a basis consistent with similar owned assets or the lease term if shorter. The interest element of the obligations under finance leases is included in the statement of operations within interest expense.

All other leases are operating leases and the rental costs are charged to the statement of operations on a straight-line basis over the lease term.

 (w)  Earnings per share

Basic earnings per share are calculated using the daily weighted average number of shares outstanding during the period.

Diluted earnings per share are calculated using the daily weighted average number of shares that would have been outstanding during the period had all potential common shares been issued at the beginning of the period, or when the underlying options were granted, if later. The treasury stock method is employed to determine the incremental number of shares that would have been outstanding had the Company used proceeds from the exercise of the options to acquire shares provided the shares are not anti-dilutive.

Change in accounting policy

The Company has adopted the following new standard effective September 1, 2014.

(i) IFRIC 21 - Levies

The standard clarifies the timing for recognizing a liability that is imposed by governments should be based on the activity in the legislation that triggers the payment. This standard is required to be applied retrospectively for annual periods beginning on or after January 1, 2014, with earlier adoption permitted. The adoption of this standard did not have an impact on the consolidated financial statements.

Accounting standards issued but not yet effective

The Company has not early adopted the following new standards and the impacts on the consolidated financial statements have not yet been determined:

IFRS 9 - Financial Instruments

The standard was issued in July 2014 and addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39 – Financial Instruments – Recognition and Measurement for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. The new standard also addresses financial liabilities and they largely carry forward existing requirements in IAS 39, except that fair value changes to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in other comprehensive income. In addition, the new standard introduces a new hedge accounting model more closely aligned with risk management activities undertaken by entities. The standard is required to be applied for annual periods beginning on or after January 1, 2018, with earlier adoption permitted.

IFRS 15 – Revenue from Contracts with Customers

The standard was issued in May 2014 and is a new standard that specifies the steps and timing for entities to recognize revenue as well as requiring them to provide more informative, relevant disclosures. The standard replaces IAS 11 - Construction Contracts and IAS 18 - Revenue, as well as various IFRIC and SIC interpretations regarding revenue. The standard is required to be applied for annual periods beginning on or after January 1, 2018, with earlier adoption permitted.

3.     OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, IMPAIRMENT AND RESTRUCTURING

The Company presents operating income before depreciation, amortization, impairment and restructuring, in the consolidated statement of operations, to assist users in assessing financial performance. The Company’s management and Board use this measure to evaluate consolidated operating results and to assess the ability of the Company to incur and service debt. In addition, this measure is used to make operating decisions as it is an indicator of how much cash is being generated by the Company and assists in determining the need for additional cost reductions, evaluation of personnel and resource allocation decisions. Operating income before depreciation, amortization, impairment and restructuring is referred to as an additional IFRS measure and may not be comparable to similar measures presented by other companies.

4.     BUSINESS ACQUISITION

On October 6, 2014, the Company entered into a purchase agreement with Quebecor Media Inc. (“QMI”) to purchase all of the outstanding shares of 7717415 Canada Inc. (previously known as Quebecor Media Printing Inc.) (“QMPI”). As at the acquisition date of April 13, 2015, QMPI owned Sun Media Corporation’s stable of more than 170 English-language newspapers and specialty publications as well as digital properties. The purchase price consisted of cash consideration of $305.5 million, less a final closing working capital receivable of $1.2 million which was received subsequent to August 31, 2015 (the “Sun Acquisition”). During the year ended August 31, 2015, the Company incurred acquisition costs of $10.4 million and integration costs of $2.4 million, both of which are included in restructuring and other items in the consolidated statements of operations. Upon acquisition, QMPI and its subsidiary amalgamated to form a new corporation which subsequently amalgamated with Postmedia Network. The Company financed the purchase price and transaction costs associated with the Sun Acquisition through the issuance of 8.25% Senior Secured Notes due 2017 (“First-Lien Notes”), the issuance of Class NC variable voting shares of the Company (“Variable Voting Shares”) pursuant to a rights offering of subscription receipts (the “Rights Offering”), net proceeds related to the sale of the Montreal Gazette production facility and corporate cash all as described below.

The debt financing for the Sun Acquisition was provided through the issuance of an additional $140.0 million of First-Lien Notes to an existing noteholder, Canso Investment Counsel Ltd. (“Canso”), acting on behalf of certain accounts that it manages. On October 31, 2014, pursuant to a subscription agreement with Canso, the Company issued subscription receipts which were automatically exchanged for the additional First-Lien Notes on April 13, 2015 (“Notes Subscription Receipts”). The Notes Subscription Receipts bore interest at the same rate as the First-Lien Notes with interest commencing as of November 1, 2014. During the year ended August 31, 2015, the Company recorded $5.2 million of interest expense related to the Notes Subscription Receipts in the consolidated statement of operations and incurred $4.9 million of debt issuance costs which are included in the carrying value of long-term debt on the consolidated statement of financial position.

The equity financing for the Sun Acquisition was provided pursuant to the Rights Offering for proceeds of $173.5 million. Under the terms of the Rights Offering, shareholders of the Company as of February 17, 2015 received one right for each share held to subscribe for 5.9929 subscription receipts (“Equity Subscription Receipts”). On March 18, 2015, the Rights Offering closed, with a total of 240,972,226 Equity Subscription Receipts issued at a subscription price of $0.72, which represented a significant discount to the market price of the Variable Voting Shares at the time. On April 13, 2015, each Equity Subscription Receipt was automatically exchanged for one Variable Voting Share without additional consideration. As at August 31, 2015, the Company had a total of 281,181,845 Variable Voting Shares and Class C voting shares outstanding (August 31, 2014 – 40,209,619) (note 16). During the year ended August 31, 2015, the Company incurred $9.2 million of share issuance costs which are included in the carrying value of capital stock on the consolidated statement of financial position.

The remaining financing for the Sun Acquisition was provided through corporate cash and the net proceeds related to the sale of the Montreal Gazette production facility. The sale closed on October 31, 2014 and the net proceeds of $12.4 million were used to fund a portion of the Sun Acquisition (note 9).

On April 13, 2015, the date of acquisition, the Company made the following payment in order to complete the Sun Acquisition:

Cash
Payment of cash consideration	305,500
Working capital
Working capital receivable	(1,208)
Acquisition Consideration	304,292

 The fair value of the identifiable assets acquired and liabilities assumed as at April 13, 2015 were as follows:

Assets acquired
Cash	2,042
Accounts receivable (1)	49,526
Inventory	5,497
Prepaid expenses	2,870
Income taxes receivable	3,653
Other assets (2)	3,900
Property and equipment (3)	164,514
Intangible assets (4)	135,698
Total assets acquired	367,700

Liabilities assumed
Accounts payable and accrued liabilities	27,263
Provisions	123
Deferred revenue	16,896
Deferred income taxes (5)	38,000
Total liabilities assumed	82,282
Net assets acquired at fair value	285,418

(1) The fair value of trade receivables was $49.5 million. The gross contractual amount for trade receivables was $52.5 million of which $3.0 million was deemed not collectible.

(2) As part of the Sun Acquisition, the Company has established four pension benefit plans which will provide defined benefit pension benefits to union members from April 13, 2015 in accordance with the terms of the former QMI plans. The Company has agreed to assume the defined benefit obligation accrued by union members prior to April 13, 2015 of $49.8 million contingent on the completion of an asset transfer from the QMI pension plans. The Company has determined a preliminary asset transfer in the amount of $53.7 million as at April 13, 2015 subject to the approval of the Financial Services Commission of Ontario (“FSCO”). The ultimate transfer amount will be based on the transfer amount as of April 13, 2015 adjusted for a net interest adjustment to the approved transfer date by FSCO.  As at April 13, 2015 the Company estimates the net defined benefit asset acquired to be $3.9 million.

(3) Of the $164.5 million of property and equipment acquired, $20.3 million was assigned to land, $71.3 million was assigned to buildings and leaseholds with useful lives between 1 to 40 years, $5.3 million was assigned to hardware with useful lives between1 and 3 years and $67.6 million was assigned to machinery and equipment with useful lives between 1 and 25 years.

(4) Of the $135.7 million of intangible assets acquired, $42.6 million was assigned to mastheads with indefinite lives, $4.1 million was assigned to domain names with indefinite lives, $22.0 million was assigned to software with useful lives between 3 and 7 years, $60.5 million was assigned to subscribers with an estimated useful life of 5 years, $5.8 million was assigned to commercial print customers with an estimated useful life of 4 years and $0.7 million was assigned to domain names with an estimated useful life of 15 years.

(5) The deferred income taxes of $38.0 million were recognized based on the current taxable temporary differences of the net assets acquired (note 18).

Goodwill of $18.9 million has been recognized and consists of the assembled workforce, non-contractual customer relationships and future synergies.

Acquisition Consideration	304,292
Net assets acquired at fair value	285,418
Goodwill (1)	18,874

(1) The Company does not expect any goodwill to be deductible for tax purposes.

The revenue and net earnings of the properties acquired as part of the Sun Acquisition for the period from April 13, 2015 to August 31, 2015 was $157.1 million and $7.2 million, respectively. Had the Sun Acquisition occurred on September 1, 2014, the revenue and net loss of the combined Company for the year ended August 31, 2015, would have been $1,014.3 million (unaudited) and $217.1 million (unaudited) (including impairment expense of $153.0 million), respectively.

5.      IMPAIRMENT OF GOODWILL AND LONG LIVED ASSETS

The Company’s impairments for the years ended August 31, 2015, 2014 and 2013 consist of the following:

	2015	2014	2013
Impairment of goodwill and long lived assets
Goodwill	80,000	-	73,900
Intangible assets - mastheads (note 10)	64,750	-	15,100
Intangible assets - domain names (note 10)	5,213	-	1,300
Intangible assets - subscriber lists (note 10)	737	-	-
Property and equipment - machinery and equipment	-	-	3,600
Other impairments
Asset held-for-sale - land and building (note 9)	2,343	-	-
Property and equipment - land and building (note 9)	-	-	6,083
Impairments	153,043	-	99,983

The Company completed its annual impairment testing for goodwill and indefinite life intangible assets (the “Annual Impairment Test”) as at May 31, 2015 based on management's best estimates of market participant assumptions including WACC. The recoverable amounts, determined based on fair value less costs of disposal, of the Goodwill CGU and individual CGUs, which are primarily individual newspapers, were determined by utilizing a discounted cash flow approach using cash flow projections based upon financial forecasts prepared by management covering a three year period. The future cash flows are based on management’s best estimate using market participant assumptions considering historical and expected operating plans, current strategies, economic conditions, and the general outlook for the industry and markets in which the Goodwill CGU and individual CGUs operate. Cash flows beyond the three year period are extrapolated using estimated growth rates.

The after tax discount rate and terminal growth rate used by the Company for the purpose of the Annual Impairment Test for the Goodwill CGU and each of the individual CGUs was 12.7% and 0.0%, respectively (2014 - 13.2% and 0.0%, respectively) (2013 – 13.4% and 0.0%, respectively). The after tax discount rate represents a WACC for comparable companies operating in the Company’s industry, based on publicly available information. The WACC is a market participant estimate of the overall required rate of return on an investment for both debt and equity owners and serves as the basis for developing an appropriate discount rate. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a market participant risk premium based on an assessment of risks related to the projected cash flows of the Company’s CGUs. The terminal growth rate does not exceed the long-term terminal growth rate for the business in which the Company’s CGUs operate. As a result of lower than anticipated long-term revenue projections due to economic and structural factors including the uncertainty of the print advertising market and the rapidly evolving digital advertising market the Company concluded that certain of its assets were impaired. Based on the Annual Impairment Test the Company concluded the carrying value of the Goodwill CGU was less than its recoverable amount and recorded an impairment charge relating to its goodwill of $80.0 million for the year ended August 31, 2015 (2014 – nil) (2013 $73.9 million). For the Goodwill CGU, any increase in the discount rate or reduction in the terminal growth rate, assuming a constant cash flow margin, would result in the carrying amount exceeding the reasonable range for the recoverable amount. In addition, the Company concluded the carrying value of three of its individual CGU’s were less than their recoverable amounts. Accordingly, the Company has recorded an impairment charge of $70.7 million pertaining to certain intangible assets of the three individual CGU’s for the year ended August 31, 2015 (2014 – nil) (2013 - $20.0 million, including an impairment of property and equipment of $3.6 million). As the recoverable amount of these three CGUs are equal to their carrying value any change in the discount rate or terminal growth rate would impact the impairment recorded. If the terminal growth rate were to decline by 0.5% or if the discount rate were to increase by 0.5%, assuming a constant cash flow margin, the impairment would increase by $2.1 million and $2.9 million, respectively. There were no tax impacts as a result of the impairment charges.

The Company considered the reasonability of the fair value less costs of disposal results, calculated using the discounted cash flow approach, by comparing them to transaction multiples with other companies in the industry and found the results under the discounted cash flow approach to be reasonable. Management has developed certain cost saving initiatives which have been incorporated in the financial forecasts noted above. If these initiatives are not successful the forecasted operating cash flows may be reduced which may result in an additional impairment and such impairment, if any, may be material.

6.      ONTARIO INTERACTIVE DIGITAL MEDIA TAX CREDIT

In October 2014, the Company received certification from the Ontario Digital Media Corporation that digital media tax credits totaling a cash claim of $17.3 million for the years ended August 31, 2011 and 2012 were eligible to be claimed. The Company refiled the tax return for the year ended August 31, 2012 to reflect the digital media tax credits and during the year ended August 31, 2015 received $17.8 million (including accrued interest of $0.5 million), related to this claim. During the year ended August 31, 2015 the Company recorded the tax credit as a recovery of compensation expense of $17.3 million as the claim primarily related to previously recognized compensation expenses. The Company is in the process of completing its final claim under the program for the period of September 1, 2012 to April 23, 2015, and will record the tax credit receivable when there is reasonable assurance the Company has complied with the conditions of the program.

7.      DERIVATIVE FINANCIAL INSTRUMENTS

	As at August 31, 2015	As at August 31, 2014
Assets
Embedded derivatives (notes 14 and 20)	2,093	18,392
Non-current derivative financial instruments	2,093	18,392

The Company’s (gain) loss on derivative financial instruments for the years ended August 31, 2015, 2014 and 2013 consists of the following:

	2015	2014	2013
(Gain) loss on embedded derivatives (notes 14 and 20)	18,389	(1,590)	7,306
(Gain) loss on derivative financial instruments	18,389	(1,590)	7,306

The Company had a foreign currency interest rate swap designated as a cash flow hedge that matured on July 15, 2014 (note 14). The notional principal amount outstanding on the foreign currency interest rate swap designated as a cash flow hedge as at August 31, 2013 was US$167.5 million. During the year ended August 31, 2014, foreign currency exchange gains of $2.9 million (2013 –$11.3 million) were reclassified to the consolidated statements of operations from accumulated other comprehensive loss, representing foreign currency exchange gains on the notional amount of the cash flow hedging derivatives. These amounts were offset by foreign currency exchange losses recognized on the US dollar denominated 12.50% Senior Secured Notes due 2018 (“Second-Lien Notes”) for the years ended August 31, 2014 and 2013. During the year ended August 31, 2014, losses of $4.8 million (2013 - $6.9 million) were reclassified from accumulated other comprehensive loss to interest expense in the consolidated statements of operations related to the effect of the derivative financial instruments on the Company’s interest expense. During the years ended August 31, 2014 and 2013, no ineffectiveness was recognized in the consolidated statements of operations related to the Company’s cash flow hedges.

8.      INVENTORY

	As at August 31, 2015	As at August 31, 2014
Newsprint	3,251	1,748
Other	3,628	546
Total inventory	6,879	2,294

No inventories were carried at net realizable value at August 31, 2015 and 2014.

9.      PROPERTY AND EQUIPMENT

	Land (1)	Buildings and leaseholds (1)	Computer hardware	Machinery and equipment	Total
Cost
August 31, 2013	47,620	103,264	18,426	139,299	308,609
Additions	-	2,940	4,093	3,212	10,245
Disposals	-	(11)	(2,099)	(6,394)	(8,504)
Transfer - asset held for sale (2)	(5,560)	(6,440)	-	(24,000)	(36,000)
August 31, 2014	42,060	99,753	20,420	112,117	274,350
Additions	-	464	3,363	379	4,206
Acquisition (note 4)	20,327	71,285	5,323	67,579	164,514
Disposals (3)	-	(12)	(3,418)	(5,418)	(8,848)
Transfer - asset held for sale (3)	(11,050)	(9,050)	-	-	(20,100)
Other adjustments	-	-	(43)	43	-
August 31, 2015	51,337	162,440	25,645	174,700	414,122

Accumulated depeciation and accumulated impairment losses
August 31, 2013	-	(20,933)	(12,081)	(52,422)	(85,436)
Depreciation	-	(8,083)	(2,738)	(55,825)	(66,646)
Disposals	-	11	2,098	6,346	8,455
Transfer - asset held for sale (2)	-	634	-	23,650	24,284
August 31, 2014	-	(28,371)	(12,721)	(78,251)	(119,343)
Depreciation	-	(9,763)	(3,875)	(18,319)	(31,957)
Disposals (3)	-	12	3,417	4,666	8,095
Transfer - asset held for sale (3)	-	3,594	-	-	3,594
Other adjustments	-	-	43	(43)	-
August 31, 2015	-	(34,528)	(13,136)	(91,947)	(139,611)

Net carrying value
August 31, 2014	42,060	71,382	7,699	33,866	155,007
August 31, 2015	51,337	127,912	12,509	82,753	274,511

(1) Due to the outsourcing of the production of the Edmonton Journal in August 2013, the production facility was no longer required, and as a result the Company classified the production facility with a carrying value of $10.5 million as held-for-sale in the consolidated statement of financial position. Upon classification of the Edmonton Journal production facility from property and equipment to asset held-for-sale in the year ended August 31, 2013 the Company recorded an impairment of $6.1 million.  During the year ended August 31, 2015, the Company sold the land and building related to the Edmonton Journal production facility for gross proceeds of $9.4 million. Based on the net proceeds, the recoverable amount, or fair value less costs of disposal, of the production facility was reduced to $8.2 million and as a result, during the year ended August 31, 2015, the Company recorded an impairment of $2.3 million. Pursuant to the First-Lien Notes indenture, the net proceeds of $8.2 million from the sale are required to be reinvested in the business and are being held in trust by the First-Lien noteholders and as a result are recorded as restricted cash on the consolidated statement of financial position. If the amount not reinvested in the business within the next year exceeds $5.0 million the Company will be required to make an offer to redeem First-Lien Notes.
(2) As at August 31, 2014, due to the outsourcing of the production of the Montreal Gazette, the production facility and equipment were no longer required, and as a result the Company classified the production facility and equipment with a carrying value of $11.7 million as held-for-sale in the consolidated statement of financial position. During the year ended August 31, 2015, the Company sold the land, building and equipment related to the Montreal Gazette production facility for gross proceeds of $12.5 million and realized a gain on sale of $0.7 million in the consolidated statement of operations.  The net proceeds of $12.4 million from the sale were used to fund a portion of the Sun Acquisition (note 4).
(3) Due to the outsourcing of the production of the Vancouver newspapers, which includes both The Vancouver Sun and The Province, in February 2015 the production facility was no longer required and as a result the Company classified the production facility as held-for-sale in the consolidated statement of financial position.  During the year ended August 31, 2015, the Company sold the land and building related to the Vancouver newspapers production facility for gross proceeds of $17.6 million and realized a gain on sale of $0.4 million in the consolidated statements of operations. Net proceeds from the sale of the Vancouver newspapers production facility of $17.2 million are recorded as restricted cash on the consolidated statement of financial position and pursuant to the First-Lien Notes indenture were used to make an offer to redeem an equal amount of First-Lien Notes (note 14). In addition, during the year ended August 31, 2015, the related production equipment of the Vancouver newspapers production facility was sold for net proceeds of $0.8 million and the Company realized a nominal gain.

10.   INTANGIBLE ASSETS

	Finite Life				Indefinite Life
	Software	Subscribers	Customer relationships	Domain names	Mastheads	Domain names	Total
Cost
August 31, 2013	54,477	145,700	11,834	6,947	229,100	27,447	475,505
Additions	3,109	-	-	-	-	-	3,109
Disposals	(819)	-	-	-	-	-	(819)
August 31, 2014	56,767	145,700	11,834	6,947	229,100	27,447	477,795
Additions	753	-	-	-	-	-	753
Acquisition (note 4)	21,948	60,500	5,800	740	42,600	4,110	135,698
Disposals	(3,015)	-	-	-	-	-	(3,015)
August 31, 2015	76,453	206,200	17,634	7,687	271,700	31,557	611,231

Accumulated amortization and accumulated impairment losses
August 31, 2013	(34,291)	(91,456)	(7,782)	(1,816)	(15,100)	(1,300)	(151,745)
Amortization	(7,199)	(29,097)	(2,351)	(433)	-	-	(39,080)
Disposals	819	-	-	-	-	-	819
August 31, 2014	(40,671)	(120,553)	(10,133)	(2,249)	(15,100)	(1,300)	(190,006)
Amortization	(8,488)	(28,949)	(2,259)	(450)	-	-	(40,146)
Impairments (note 5)	-	(737)	-	-	(64,750)	(5,213)	(70,700)
Disposals	3,015	-	-	-	-	-	3,015
August 31, 2015	(46,144)	(150,239)	(12,392)	(2,699)	(79,850)	(6,513)	(297,837)

Net carrying value
August 31, 2014	16,096	25,147	1,701	4,698	214,000	26,147	287,789
August 31, 2015	30,309	55,961	5,242	4,988	191,850	25,044	313,394

11.   GOODWILL

Goodwill
August 31, 2013	149,600
August 31, 2014	149,600
Acquisition (note 4)	18,874
Impairment (note 5)	(80,000)
August 31, 2015	88,474

12.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at August 31, 2015	As at August 31, 2014
Trade accounts payable	19,525	8,059
Accrued liabilities	52,977	40,800
Accrued interest on long-term debt	14,581	10,214
Accounts payable and accrued liabilities	87,083	59,073

13.   PROVISIONS

	Restructuring (a)	Other provisions (b)	Total
Provisions as at August 31, 2014	15,439	824	16,263
Acquisition (note 4)	47	76	123
Net charges (recoveries)	21,755	(279)	21,476
Payments	(18,849)	(25)	(18,874)
Provisions as at August 31, 2015	18,392	596	18,988
Portion due within one year	(18,392)	(154)	(18,546)
Non-current provisions	-	442	442

(a) Restructuring

During the year ended August 31, 2015, the Company completed a three year business transformation program aimed at significantly reducing legacy newspaper infrastructure costs. The restructuring expense consisted of a series of involuntary and voluntary buyouts and included initiatives such as the outsourcing of the Company’s production at certain newspapers. During the year ended August 31, 2015 the Company began new initiatives which include the integration of the properties acquired as part of the Sun Acquisition and incurred restructuring expense that consists of a series of involuntary and voluntary buyouts. The new integration initiative is expected to be completed by the year ending August 31, 2017.

(b) Other provisions

Other provisions include unfavorable lease contracts, as well as provisions for certain claims and grievances which have been asserted against the Company.

14.   LONG-TERM DEBT

				As at August 31, 2015	As at August 31, 2014
	Maturity	Principal	Financing fees, discounts and other	Carrying value of debt	Carrying value of debt
8.25% Senior Secured Notes (1)	August 2017	328,780	(4,604)	324,176	201,013
12.5% Senior Secured Notes (US$268.6M) (2) (*)	July 2018	353,443	(5,287)	348,156	285,287
Senior Secured Asset-Based Revolving Credit Facility (3)	October 2015	-	-	-	N/A
Total long-term debt				672,332	486,300
Portion due within one year				(25,996)	(12,500)
Non-current long-term debt				646,336	473,800

(*) - US$ principal translated to the Canadian equivalent based on the foreign exchange rate on August 31, 2015 of US$1:$1.3157 (August 31, 2014 - US$1:$1.0873).

(1) 8.25% Senior Secured Notes due 2017 (“First-Lien Notes”)

As at August 31, 2015, Postmedia Network has $328.8 million of First-Lien Notes outstanding (August 31, 2013 - $205.5 million). During the year ended August 31, 2015, the Company financed the Sun Acquisition in part through the issuance of additional First-Lien Notes (note 4). Accordingly, on April 13, 2015 the Company exchanged the Notes Subscription Receipts of $140.0 million, at a premium of 0.5% for $139.3 million principal amount of First-Lien Notes. The effective interest rate of the First-Lien Notes which amortizes the aggregate initial financing fees, premium and embedded derivative based on the initial estimated future cash flows is 9.3%. The First-Lien Notes are secured on a first priority basis by substantially all of the assets of Postmedia Network and the assets of the Company (“First-Lien Notes Collateral”), with the exception of those assets that comprised the ABL Collateral (defined below) and, on a second-priority basis by the ABL Collateral). The First-Lien Notes are subject to minimum annual principal redemptions equal to 5% of the aggregate original principal amount of $389.3 million. The annual principal redemptions are payable in semi-annual instalments of $9.7 million on April 30 and October 31 of each year, with the exception of the first instalment of $8.9 million which was paid on April 30, 2013. In addition, on November 12, 2012, the Company redeemed $23.2 million aggregate principal amount of First-Lien Notes at par in accordance with the terms and conditions of the First-Lien Notes indenture with the net proceeds from the disposition of the land and building located at 1450 Don Mills Road in Don Mills, Ontario. During the year ended August 31, 2015, the proceeds from the sale of the Vancouver newspapers production facility of $17.2 million were used to make an offer to redeem an equal amount of First-Lien Notes (note 9). A total of $6.5 million aggregate principal amount of First-Lien Notes were tendered for repurchase and subsequent to August 31, 2015, the Company made a payment of $6.7 million (including accrued interest of $0.2 million) to redeem the notes (note 25). The remaining restricted cash of $10.5 million is being held in trust by the Second-Lien noteholders and is required to be reinvested in the business within a year and if not, would constitute Excess Collateral Proceeds per the terms of the Second-Lien Notes indenture. If the Excess Collateral Proceeds exceed $25.0 million the Company will be required to make an offer to redeem Second-Lien Notes.

Interest will accrue from the date of issuance and is payable semi-annually in arrears on April 30 and October 31 of each year. After February 28, 2013, and for each subsequent quarter ending February and August, if the consolidated First-Lien Notes leverage ratio exceeds 2:1, the Company is obligated to make a mandatory First-Lien Notes excess cash flow offer, calculated based on 50% of the Company’s excess cash flow provided this amount is at least 1% of the original issuance. During the year ended August 31, 2015, the consolidated First-Lien Notes leverage ratio exceeded 2:1, however the excess cash flow did not meet the minimum threshold.

Other than as described above, the Company is not required to make any other mandatory payments or offers with respect to the First-Lien Notes. The Company may, at its option, redeem all or part of the First-Lien Notes at any time prior to August 16, 2015 at a make whole price, and at a premium of 6.188% for the twelve month period beginning on August 16, 2015, and a premium of 4.125% for the twelve month period beginning on August 16, 2016. Additionally, under certain circumstances the Company may redeem up to 35% of the aggregate principal amount of the First-Lien Notes at a premium equal to 8.25%. Certain of the prepayment options represent an embedded derivative that is accounted for separately at fair value. During the year ended August 31, 2015, the Company recognized an embedded derivative of $2.1 million related to the issuance of additional First-Lien Notes. As at August 31, 2015, the embedded derivative asset has a fair value of $2.0 million (August 31, 2014 - $3.6 million), which is recorded on the consolidated statement of financial position as a non-current asset in derivative financial instruments (note 7). During the year ended August 31, 2015 the Company recorded a loss of $3.7 million (2014 – gain of $3.0 million) (2013 – loss of $0.2 million) in (gain) loss on derivative instruments in the consolidated statement of operations related to this embedded derivative (note 7).

The First-Lien Notes are also subject to covenants that restrict the Company’s ability to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem certain indebtedness or capital stock, make loans and investments, sell assets, incur certain liens, enter into certain transactions with affiliates, alter the businesses it conducts, enter into agreements restricting its subsidiaries’ ability to pay dividends and consolidate, merge or sell all or substantially all of its assets.

(2) 12.50% Senior Secured Notes due 2018 (“Second-Lien Notes”)

As at August 31, 2015, Postmedia Network has US$268.6 million (CDN$353.4 million) of Second-Lien Notes outstanding (August 31, 2014 - US$268.6 million (CDN$292.1 million). The effective interest rate of the Second-Lien Notes which amortizes the initial financing fees, discounts and other based on the initial estimated future cash flows is 13.3%. The Second-Lien Notes are secured on a second priority basis by the First-Lien Notes Collateral. There were no redemptions of Second-Lien Notes during the year ended August 31, 2015, 2014 and 2013.

The Second-Lien Notes have a variable prepayment option subject to a premium of 3.125% for the period July 15, 2015 to July 14, 2016 and nil thereafter. Certain of the prepayment options represent an embedded derivative that is accounted for separately at fair value. As at August 31, 2015, the embedded derivative asset has a fair value of $0.1 million (August 31, 2014 - $14.8 million) which is recorded on the consolidated statement of financial position as a non-current asset in derivative financial instruments (note 7). During the year ended August 31, 2015 the Company recorded a loss of $14.7 million (2014 –$1.4 million) (2013 –$7.1 million) in (gain) loss on derivative financial instruments in the consolidated statement of operations related to this embedded derivative (note 7).

The Company had a foreign currency interest rate swap with a notional amount of US$167.5 million with a fixed currency exchange rate of US$1:$1.035, a fixed interest rate of 14.78% that matured on July 15, 2014. On July 15, 2014, the Company net settled the notional amount of US$167.5 million of the foreign currency interest rate swap and received cash consideration of $6.1 million related to the final exchange of principal. The Company designated this hedging arrangement as a cash flow hedge and was 100% effective to maturity on July 15, 2014.

The Second-Lien Notes are subject to covenants that restrict the Company’s ability to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem certain indebtedness or capital stock, make loans and investments, sell assets, incur certain liens, enter into certain transactions with affiliates, alter the businesses it conducts, enter into agreements restricting its subsidiaries’ ability to pay dividends and consolidate, merge or sell all or substantially all of its assets.

(3) Senior secured asset-based revolving credit facility

On October 16, 2014 the Company entered into a new senior secured asset-based revolving credit facility (the “ABL Facility”) for an aggregate amount of up to $20.0 million. The ABL Facility replaced the Company’s previous facility that matured on July 13, 2014. The ABL Facility matured on October 16, 2015 and was secured on a first-priority basis by accounts receivable, cash and inventory and any related assets of the Company and on a third priority basis by the First-Lien Notes collateral. The ABL Facility calculated interest at either bankers acceptance rates plus 3.75% (reduced to 3.50% when the average availability under the ABL Facility is greater than $10 million) or Canadian prime plus 2.75% (reduced to 2.50% when the average availability under the ABL Facility is greater than $10 million).  During the year ended August 31, 2015, the Company incurred $0.6 million of debt issuance costs which will be amortized to interest expense in the consolidated statement of operations over the term of the ABL Facility. Included in other assets on the consolidated statement of financial position as at August 31, 2015 were financing fees of $0.1 million with respect to the ABL Facility. Amortization expense in respect of the financing fees of the ABL Facilities for the year ended August 31, 2015 was $0.6 million (2014 - $0.7 million) (2013 - $0.8 million). As at August 31, 2015, the Company had no amounts drawn and had availability of $20.0 million on the ABL Facility. Subsequent to August 31, 2015 the ABL Facility matured and was not replaced (note 25).

Principal undiscounted minimum payments of long-term debt, based upon terms and conditions existing at August 31, 2015 are as follows:

2016	25,996
2017	302,784
2018	353,443
Thereafter	-
682,223

Aggregate interest expense relating to long-term debt for the year ended August 31, 2015 was $64.8 million (2014 - $61.5 million) (2013 - $61.2 million).

15.   EMPLOYEE BENEFIT PLANS

The Company has a number of funded and unfunded defined benefit plans that include pension benefits, post-retirement benefits, and other long-term employee benefits as well as a defined contribution pension benefit plan. The defined benefit pension plans are registered under the Ontario Pension Benefits Act, 1987 and provide benefits upon retirement, termination or death based upon years of service and final average salary. The post-retirement benefit plans are non-contributory and include health and life insurance benefits available to eligible retired employees. The other long-term benefit plans are non-contributory and include disability, health and life insurance benefits available to eligible active employees. The Company pays contributions to the defined contribution pension benefit plan which provides benefits upon retirement to eligible employees.

The net defined benefit plan obligation related to the Company’s pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans recorded in other non-current liabilities on the consolidated financial position as at August 31, 2015 and 2014 are as follows:

	As at August 31, 2015	As at August 31, 2014
Pension benefits	56,653	52,978
Post-retirement benefits	65,202	64,609
Other long-term employee benefits	22,140	21,960
Net defined benefit plan obligation	143,995	139,547

Changes to the Company’s pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans benefit obligations and the fair value of plan assets for the year ended August 31, 2015 and 2014 are as follows:

	Pension benefits		Post-retirement benefits		Other long-term employee benefits
	2015 (1)	2014	2015	2014	2015	2014

Change in benefit obligations
Benefit obligations, beginning of year	495,912	433,126	64,609	55,691	39,460	20,632
Current service cost	13,066	10,704	1,465	1,215	3,388	3,020
Interest cost	20,143	20,661	2,528	2,595	723	852
Employee contributions	3,118	3,625	-	-	-	-
Actuarial losses (gains)	(4,470)	68,502	(875)	7,325	(1,416)	(101)
Benefits paid	(29,734)	(40,706)	(2,525)	(2,217)	(2,515)	(2,443)
Settlement funds in trust (2)	-	-	-	-	(17,500)	17,500
Benefit obligations, end of year	498,035	495,912	65,202	64,609	22,140	39,460

Change in fair value of plan assets
Fair value of plan assets, beginning of year	442,934	389,060	-	-	17,500	-
Expected return on plan assets (3)	17,817	18,491	-	-	-	-
Actuarial gains (losses)	(6,789)	55,135	-	-	-	-
Employer contributions	14,779	18,217	2,525	2,217	2,515	2,443
Employee contributions	3,118	3,625	-	-	-	-
Benefits paid	(29,734)	(40,706)	(2,525)	(2,217)	(2,515)	(2,443)
Administration costs	(743)	(888)	-	-	-	-
Settlement funds in trust (2)	-	-	-	-	(17,500)	17,500
Fair value of plan assets, end of year	441,382	442,934	-	-	-	17,500

Net defined benefit plan obligations
Benefit obligations	498,035	495,912	65,202	64,609	22,140	39,460
Fair value of plan assets	441,382	442,934	-	-	-	17,500
Net defined benefit plan obligations (4)	56,653	52,978	65,202	64,609	22,140	21,960

(1) Pension benefits for the year ended August 31, 2015 include the benefits earned after April 13, 2015 for the four pension benefit plans created as part of the Sun Acquisition. The net defined benefit plan asset related to the benefits accrued to union members prior to April 13, 2015 estimated to be $3.9 million are excluded from above and recorded in other assets in the consolidated statement of financial position (note 4). The estimated fair value of plan assets and defined benefit obligation related to these plans as at August 31, 2015 are $54 million and $52 million, respectively. Non-union members have been offered enrollment in the Company’s defined contribution plan as at April 13, 2015 and the Company has not assumed any defined benefit obligation related to such employees.

(2) During the year ended August 31, 2014, the Company made a payment of $17.5 million in trust which was disbursed in February 2015 to fund the restructuring payments related to the outsourcing of the production of the Vancouver newspapers. The Company accounted for this trust as an other long-term employee benefit plan.
(3) The actual return on plan assets for the year ended August 31, 2015 was $11.0 million (2014 - $73.6 million).
(4) As at August 31, 2015 and 2014, none of the Company’s pension benefit plans were fully funded.

The investment strategy for pension plan assets is to utilize a balanced mix of equity and fixed income portfolios to earn a long-term investment return that meets the Company’s pension plan obligations. Active management strategies and style diversification strategies are utilized for the equity portfolios in anticipation of realizing investment returns in excess of market indices. The Compensation and Pension Committee, composed of certain members of the Company’s Board oversees and monitors the management and overall governance of the pension and retirement plans sponsored and administered by the Company. The Compensation and Pension Committee, among other things, oversees the investment strategy for the pension plan assets, including adopting the Company’s investment policy and monitoring compliance with the policy, appoints the investment fund managers and reviews their performance. The utilization of investment fund managers who adopt different style mandates allows the Company to achieve a diversified portfolio and reduce portfolio risks.
The Company's investment policy addresses the permitted and prohibited investments for the plan assets including restrictions on the fixed income quality, and quantity of investments in various asset classes as follows:

●
The fixed income quality restrictions include a minimum rating of “BBB” from the Dominion Bond Rating Services or equivalent for bonds and debentures; a minimum rating of “R-1” from the Dominion Bond Rating Services or equivalent for short-term investments; and a minimum rating of “P-1” or equivalent for preferred stock.

●
The quantity of investments allowed in various asset classes ranges from 5% to 45% and contains restrictions such that no single equity holding shall exceed 10% of the book value of plan assets, no single equity holding shall exceed 15% of the market value of an investment managers equity portfolio, no single equity holding will exceed 30% of the voting shares of any such corporation, no more than 10% of any investment managers bond portfolio may be invested in bonds of any such company other than bonds of the federal government or bonds of any such provincial government with a minimum rating of AA and no more than 15% of the market value of any investment managers bond portfolio may be invested in bonds with a rating of BBB or equivalent.

●
Investment managers are prohibited from making direct investments in resource properties, mortgages, venture capital financing, bonds of foreign issuers, investing in companies for the purposes of managing them, purchasing securities on margin or making short sales.

●	The pension plans are not permitted to directly invest in debt or equity securities of the Company.

The pension benefit plans of the Company have an asset mix as at August 31, 2015 and 2014, as follows:

	As at August 31, 2015	As at August 31, 2014	Target	Fair value hierarchy
Canadian equities	28%	31%	30%	Level 2
Foreign equities	32%	30%	30%	Level 2
Fixed income	40%	39%	40%	Level 2
Cash	0%	0%	0%	Level 1

The net employee benefit plan costs related to the Company’s pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans reported in net loss from continuing operations in the consolidated statements of operations for the years ended August 31, 2015, 2014 and 2013 are as follows:

	Pension benefits			Post-retirement benefits			Other long-term employee benefits			Total
	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013
Current service cost	13,066	10,704	12,095	1,465	1,215	1,790	3,388	3,020	2,328	17,919	14,939	16,213
Administration costs	743	888	723	-	-	-	-	-	-	743	888	723
Net actuarial (gains) losses	-	-	-	-	-	-	(1,416)	(101)	2,658	(1,416)	(101)	2,658
Net financing expense	2,326	2,170	4,189	2,528	2,595	2,669	723	852	600	5,577	5,617	7,458
Net defined benefit plan expense (1)	16,135	13,762	17,007	3,993	3,810	4,459	2,695	3,771	5,586	22,823	21,343	27,052
Employer contributions to defined
contribution plans	4,304	3,715	3,833	-	-	-	-	-	-	4,304	3,715	3,833
Total plan expense	20,439	17,477	20,840	3,993	3,810	4,459	2,695	3,771	5,586	27,127	25,058	30,885

 (1) During the year ended August 31, 2013, there was an arbitrator’s ruling against the Company that resulted in a change to benefits provided under an other long-term employee benefit plan. As a result the Company recorded an expense for the year ended August 31, 2013 of $2.3 million, consisting of actuarial losses of $1.8 million and cash costs of $0.5 million, which is included in restructuring and other items in the consolidated statement of operations. All other current service costs, administration costs and net actuarial losses (gains) related to other long-term employee benefits are included in compensation expense in the consolidated statements of operations. Net financing expense is included in net financing expense relating to employee benefit plans in the consolidated statements of operations.

Actuarial gains and losses related to the Company’s pension benefit plans and post-retirement benefit plans recognized in the consolidated statements of comprehensive loss for the years ended August 31, 2015, 2014 and 2013 are as follows:

	Pension benefits			Post-retirement benefits			Total
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Net actuarial gains (losses) on employee benefits	(2,319)	(13,367)	51,816	875	(7,325)	7,765	(1,444)	(20,692)	59,581
Net actuarial gains (losses) recognized in other comprehensive income (loss)	(2,319)	(13,367)	51,816	875	(7,325)	7,765	(1,444)	(20,692)	59,581

The cumulative actuarial losses related to the Company’s pension benefit plans and post-retirement benefit plans recognized directly in deficit in the consolidated statement of financial position as at August 31, 2015 are as follows:

2014
Cumulative actuarial losses recognized directly in deficit as at August 31, 2014	(20,297)
Net actuarial losses recognized in other comprehensive income (loss) and deficit	(1,444)
Cumulative actuarial losses recognized directly in deficit as at August 31, 2015	(21,741)

Significant actuarial assumptions in measuring the Company’s benefit obligations as at August 31, 2015 and 2014 and employee benefit plan expense for the years ended August 31, 2015, 2014 and 2013, are as follows:

	Pension benefits			Post-retirement benefits (1)			Other long-term employee benefits
	2015	2014		2015	2014		2015	2014
Benefit obligations (2)
Discount rate (3)	4.05%	4.00%		4.00%	3.90%		2.90%	3.00%
Rate of compensation increase	2.75%	2.75%		2.75%	2.75%		5.00%	5.00%

	2015	2014	2013	2015	2014	2013	2015	2014	2013
Benefit plan expense
Discount rate	4.00%	4.70%	4.35%	3.90%	4.65%	4.30%	3.00%	3.80%	3.35%
Rate of compensation increase	2.75%	2.75%	2.75%	2.75%	2.75%	2.75%	5.00%	5.00%	2.75%

(1) The assumed health care cost trend rates for the next year used to measure the expected cost of benefits covered for the post-retirement benefit health and life plans were 7.5% for medical, with an ultimate rate of 4.5% over 12 years to 2027.
(2) As at August 31, 2015 and 2014, the duration of the pension, post-retirement and other long term employee benefit obligation was 15, 14 and 6 years, respectively.
(3) A change in the discount rate used in the valuation of defined benefit obligations, affects the reported funded status of the Company’s plans as well as the net benefit cost in subsequent years. As at August 31, 2015, a 50 basis-point decrease in the discount rate would increase the pension, post-retirement and other long-term employee benefit obligations by $38.2 million, $4.3 million and $0.7 million, respectively, and a 50 basis-point increase in the discount rate would decrease the pension, post-retirement and other long-term employee defined benefit obligations by $34.0 million, $3.8 million and $0.7 million, respectively.

The most recently filed actuarial funding valuations for all of the pension benefit plans were as of December 31, 2013 and indicated they had an aggregate going concern actuarial surplus of $24.6 million and a wind up deficiency (which assumes that the pension plans terminate on their actuarial valuation date) of $57.7 million. The Company expects to contribute $16.0 million (including special payments of $10.6 million) to its defined benefit pension plans, $2.8 million to its post-retirement benefit plans and $2.6 million to its other long-term employee benefit plans for the year ending August 31, 2016. In addition, as part of the Sun Acquisition the Company has agreed to reimburse QMI for any special payments made to the former QMI plans after April 12, 2015 up until the completion of the asset transfer estimated to be approximately $0.6 million on an annual basis. The Company’s next required actuarial funding valuations for its existing defined benefit pension plans will be as at December 31, 2016 and must be complete by September 30, 2017 and upon approval of the asset transfer by FSCO, the Company will perform actuarial funding valuations for the four defined benefit pension plans created as part of the Sun Acquisition (note 4).

16.   CAPITAL STOCK

The Company’s shares trade on the Toronto Stock Exchange (“TSX”) under the symbols PNC.A for its Class C voting shares (“Voting Shares”) and PNC.B for its Variable Voting Shares.

Authorized capital stock

The Company’s authorized capital stock consists of two classes; Voting Shares and Variable Voting Shares. The Company is authorized to issue an unlimited number of Voting Shares and Variable Voting Shares.

Voting Shares

Holders of the Voting Shares shall be entitled to one vote at all meetings of shareholders of the Company. The Voting Shares and Variable Voting Shares rank equally on a per share basis in respect of dividends and distributions of capital.

A Voting Share shall be converted into one Variable Voting Share automatically if a Voting Share becomes held or beneficially owned or controlled, by a person who is a citizen or subject of a country other than Canada. In addition to the automatic conversion feature, a holder of Voting Shares shall have the option at any time to convert some or all of such shares into Variable Voting Shares on a one-for-one basis and to convert those shares back to Voting Shares on a one-for-one basis.

Variable Voting Shares

The Variable Voting Shares have identical terms as the Voting Shares and rank equally with respect to voting, dividends and distribution of capital, except that Variable Voting Shares shall not carry one vote per Variable Voting Share if:

(a) the number of issued and outstanding Variable Voting Shares exceeds 49.9% of the total number of all issued and outstanding shares; or

(b) the total number of votes that may be cast by, or on behalf of, holders of Variable Voting Shares present at any meeting of holders of Shares exceeds 49.9% of the total number of votes that may be cast by all holders of Shares present and entitled to vote at such meeting.

If either of the above-noted thresholds is surpassed at any time, the vote attached to each Variable Voting Share will decrease automatically to equal the maximum permitted vote per Variable Voting Share.

Postmedia Rights Plan

Under the Postmedia Rights Plan, one right has been issued by Postmedia in respect of each Voting Share and Variable Voting Share. A right shall become exercisable upon a person, including any party related to it, acquiring or attempting to acquire beneficial ownership of 20% or more of the outstanding shares of a class without complying with the “Permitted Bid” provisions of the Postmedia Rights Plan. For purposes of determining beneficial ownership under the Postmedia Rights Plan, Variable Voting Shares beneficially owned or controlled by a person or subject of Canada are deemed to also include the Voting Shares into which such Variable Voting Shares could be converted. Should such an acquisition occur or be announced, subject to all other provisions of the Postmedia Rights Plan, each right will entitle the holder to purchase from Postmedia additional shares at a 90% discount to the prevailing market price. This purchase could cause substantial dilution to the person or group of persons attempting to acquire control of Postmedia, other than by way of a Permitted Bid. The Board has discretion to waive the application of the Postmedia Rights Plan, and to amend the Postmedia Rights Plan at any time, or redeem the rights for $0.000001 per right.

The Postmedia Rights Plan was reapproved at the Annual Shareholder meeting during 2014 and will remain in force until the earlier of the Termination Time (the time at which the right to exercise rights will terminate pursuant to the Postmedia Rights Plan) and the Annual Shareholder meeting of Postmedia three years thereafter unless at or prior to such meeting the shareholders ratify the continued existence of the Postmedia Rights Plan.

Issued and outstanding capital stock

	Voting Shares		Variable Voting Shares		Total Shares
	Number	$ 000's	Number	$ 000's	Number	$ 000's
Balance as of August 31, 2013	982,061	9,894	39,227,558	361,238	40,209,619	371,132
Conversions	(37,342)	(346)	37,342	346	-	-
Balance as of August 31, 2014	944,719	9,548	39,264,900	361,584	40,209,619	371,132
Conversions	95,434	185	(95,434)	(185)	-	-
Shares issued (note 4)	-	-	240,972,226	173,500	240,972,226	173,500
Share issuance costs (note 4)	-	-	-	(9,164)	-	(9,164)
Balance as of August 31, 2015	1,040,153	9,733	280,141,692	525,735	281,181,845	535,468

The following table provides a reconciliation of the denominators, which are presented in whole numbers, used in computing basic and diluted loss per share for the years ended August 31, 2015, 2014 and 2013. No reconciling items in the computation of net loss exist.

	2015	2014	2013
Basic weighted average shares outstanding during the period	133,297,520	40,209,619	40,239,796
Dilutive effect of RSUs	-	-	-
Diluted weighted average shares outstanding during the period	133,297,520	40,209,619	40,239,796

Options and RSUs outstanding which are anti-dilutive	2,043,000	1,734,000	1,288,000

17.    SHARE-BASED COMPENSATION PLANS AND OTHER LONG-TERM INCENTIVE PLANS

Share option plan

The Company has a share option plan (the “Option Plan”) for its employees and officers to assist in attracting, retaining and motivating officers and employees. The Option Plan is administered by the Board.

The maximum number of options available for issuance under the Option Plan is 3.0 million and shall not exceed 10% of the Company’s issued and outstanding shares. The issued options entitle the holder to acquire one share of the Company at an exercise price no less than the fair value of a share at the date of grant, of which fair value is determined to be the volume-weighted average trading price of the Voting Shares on the TSX for the five trading days immediately preceding the issuance of such options. The issued options vest as follows: 20% immediately with the remainder vesting evenly over 4 years on the anniversary date of the date of grant. Each option may be exercised during a period not exceeding 10 years from the date of grant.

During the year ended August 31, 2015, the Company granted 0.7 million options under the Option Plan (2014 – 0.6 million). The fair value of the underlying options was estimated using the Black-Scholes option pricing model. The weighted average fair value of the issued options and key assumptions used in applying the Black-Scholes option pricing model were as follows:

	2015	2014
Weighted average fair value	$0.61	$0.94

Key assumptions
Exercise Price	$1.81	$2.02
Risk-free interest rate (1)	0.66%	1.38%
Dividend yield	-	-
Volatility factor (2)	37.57%	52.73%
Expected life of options (3)	5 years	5 years
(1) Based on Bank of Canada five year benchmark bond yield in effect on the date of grant.
(2) Based on the volatility of the Company's shares.
(3) Based on contractual terms and a published academic study.

The following table provides details on the changes to the issued options, which are presented in whole numbers, for the years ended August 31, 2015, 2014 and 2013:

	2015		2014		2013
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price
Balance beginning of year	1,710,000	$6.66	1,208,000	$8.69	1,480,000	$8.74
Granted	680,000	$1.81	560,000	$2.02	-	$-
Forfeited	(152,000)	$(3.16)	(32,000)	$(3.12)	(128,000)	$(8.57)
Cancelled	(9,000)	$(1.98)	(26,000)	$(5.41)	(144,000)	$(9.28)
Balance end of year	2,229,000	$5.44	1,710,000	$6.66	1,208,000	$8.69

Vested options at end of year - exercisable	1,443,000	$7.26	1,134,000	$8.43	808,000	$9.14

During the year ended August 31, 2015, the Company recorded compensation expense relating to the Option Plan of $0.3 million (2014 - $0.6 million) (2013 - $0.5 million), with an offsetting credit to contributed surplus.

Total unrecognized compensation expense is $0.3 million, which is expected to be recognized over the next four years.

Restricted share unit plan

The Company has a restricted share unit plan (the “RSU Plan”). The RSU Plan provides for the grant of restricted share units (“RSUs”) to participants, being current, part-time or full-time officers, employees or consultants of the Company. The maximum aggregate number of RSUs issuable pursuant to the RSU Plan outstanding at any time shall not exceed 0.6 million Voting Shares or Variable Voting Shares (“Shares”) of the Company. The RSU Plan is administered by the Board.

Each RSU will be settled for one Share, without payment of additional consideration, after such RSU has vested; however, at any time, a participant may request in writing, upon exercising vested RSUs, subject to the consent of the Company, that the Company pay an amount in cash equal to the aggregate current fair market value of the Shares on the date of such exercise in consideration for the surrender by the participant to the Company of the rights to receive Shares under such RSUs. The Board may in its sole discretion accelerate the vesting date for all or any RSUs for any participant at any time and from time to time. RSUs are non-transferable. The terms and conditions of RSUs granted under the RSU Plan will be subject to adjustments in certain circumstances, at the discretion of the Board and contain certain conditions regarding the resignation, cessation and termination of participants.

The Company has granted a tandem award in July 2010 that provides a choice to either exercise 0.6 million stock options or 0.6 million RSU’s. Of the tandem award, 0.1 million vested immediately on the date of the grant with the remaining 0.5 million vesting evenly over a four year period on the anniversary date of the date of grant. As at August 31, 2015 and 2014, 0.6 million RSU’s had vested. The fair value of the tandem award was estimated by using a grant date fair value per share of $9.26. The fair value of $9.26 per share was based on the per share proceeds received on the initial capitalization of the Company. The Company granted no RSU’s during the years ended August 31, 2015, 2014 and 2013. During the year ended August 31, 2015, the Company recorded compensation expense relating to the tandem award of nil (2014 - $0.3 million) (2013 - $0.6 million), with an offsetting credit to contributed surplus.

Deferred share unit plan

The Company has a deferred share unit plan (the “DSU Plan”) for the benefit of its non-employee directors. The DSU Plan is administered by the Board.

Under the DSU Plan, non-employee directors of the Company are required to elect to receive at least 50% (and may irrevocably elect to receive up to 100%) of their annual fees satisfied in the form of deferred share units (“DSUs”), and may receive additional grants of DSUs under the DSU Plan. The number of DSUs to be credited to a director will be calculated, on the date that fees are payable to such director, by dividing the dollar amount elected by such director in respect of such fees by the value of a share. The value of a share will be the volume-weighted average trading price of the Voting Shares for the five trading days immediately preceding the issuance of such DSU’s. As at August 31, 2015, the fair value per DSU was based on a fair value per share of $0.58 (August 31, 2014 – $1.92). The vesting conditions (which may include time restrictions, performance conditions or a combination of both) of each DSU granted under the DSU Plan, will be determined by the Board, and on redemption (which would occur after the holder of the DSUs ceases to serve as a director and is not otherwise employed by the Company) will be paid out in cash. The DSUs are generally non-transferable. Whenever cash dividends are paid on the shares of the Company, additional DSUs will be credited to directors. The Board may discontinue the DSU Plan at any time or, subject to certain exceptions set out in the DSU Plan, may amend the DSU Plan at any time.

During the year ended August 31, 2015, the Company granted 980,474 DSUs under the DSU Plan (2014 – 140,543) (2013 - nil). All DSUs issued in the years ended August 31, 2015 and 2014 vested immediately. During the year ended August 31, 2015, the Company recorded a recovery of $0.2 million to compensation expense relating to the DSU Plan (2014 – expense of $0.5 million) (2013 – expense of $0.3 million), with an offset to other non-current liabilities. Future changes in the fair value of the DSUs will be reflected through adjustments to compensation expense until such a date as the DSUs are settled in cash. During the year ended August 31, 2015, there were no settlements or cancellations of DSUs (2014 – 19,797 DSUs settled for nominal consideration and 113,198 DSUs cancelled for no consideration) (2013 – 62,436 DSUs settled for $0.1 million and 41,624 DSUs cancelled for no consideration).

The aggregate carrying value of the DSU Plan liability was $0.7 million as at August 31, 2015 (August 31, 2014 - $0.9 million) and is recorded in other non-current liabilities on the consolidated statement of financial position.

During the year ended August 31, 2015, the Company has recorded compensation expense of $0.1 million (2014 - $1.4 million) (2013 - $1.4 million) relating to its share-based compensation and other long-term incentive plans.

18.    INCOME TAXES

Provision for income taxes

The provision for income taxes differs from the amount that would have resulted from applying the statutory tax rate to loss before income taxes for the years ended August 31, 2015, 2014 and 2013 as follows:

	2015	2014	2013

Net loss before income taxes	(302,086)	(107,461)	(160,226)
Statutory income tax rate based on combined federal and provincial rates	26.44%	26.15%	25.98%
Tax recovery based on statutory tax rates	(79,872)	(28,101)	(41,627)

Effects of:
Non-taxable portion of net capital gains	-	-	(43)
Non-deductible expenses	14,542	1,569	3,743
Non-deductible portion of impairments	14,711	-	13,542
Tax rate changes on deferred income taxes	(1,554)	(247)	(440)
Adjustments in respect of prior years	1	55	(1,244)
Change in unrecognized deferred income tax assets	52,281	26,705	26,069
Recognition of previously unrecognized tax benefits (1)	(38,681)	-	-
Other	(109)	19	-
Recovery of income taxes	(38,681)	-	-

(1) During the year ended August 31, 2015 the Company recorded a recovery of $38.7 million to recognize a portion of existing tax loss carryforwards of Postmedia Network that have not been previously recognized as a deferred tax asset (note 4).

The Company’s applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates. The increase in the Company’s effective tax rate is due to the change in allocation of income taxes to the various jurisdictions in which the Company operates.

No taxes have been recorded in other comprehensive income (loss) as the associated deferred tax assets have not been recognized.

Deferred income tax

Certain of the Company’s intangible assets have indefinite lives and accordingly, as at August 31, 2015 a deferred income tax liability of nil is not expected to reverse until the assets are disposed of or become amortizable (August 31, 2014 - $0.7 million).

As at August 31, 2015 deferred income tax assets of $35.3 million have been recognized to offset other deferred income tax liabilities, primarily related to property and equipment, intangible assets and goodwill (August 31, 2014 - $23.1 million).

As at August 31, 2015 and 2014, the Company has not recognized deferred tax assets in respect of the following:

	2015	2014
Total tax loss carryforwards	285,836	260,456
Other deductible temporary differences	223,720	159,636
Total deductible temporary differences	509,556	420,092
Deferred income tax rate	26.58%	26.15%
Deferred income tax assets	135,440	109,854
Deferred income tax liabilities	(35,320)	(23,844)
Net deferred income tax assets not recognized	100,120	86,010

As at August 31, 2015, the total non-capital losses and net-capital losses with expiration dates are as follows:

Year	Tax losses
2030	33,217
2031	100,291
2032	86,124
2033	12,946
2034	25,347
2035	25,330
Total non-capital losses	283,255
Total net-capital losses (no expiry date)	2,581
Total loss carryforwards	285,836

19.    CAPITAL MANAGEMENT

The Company’s capital management objective is to maximize shareholder returns by (a) prioritizing capital expenditures related to the development of digital media products with growth potential, and (b) utilizing the majority of remaining free cash flow for the repayment of debt. There were no changes in the Company’s approach to capital management during the year ended August 31, 2015.

The Company’s capital structure is composed of equity and long-term debt, less assets related to derivative financial instruments, restricted cash and cash. The capital structure as at August 31, 2015 and 2014 is as follows:

	As at August 31, 2015	As at August 31, 2014
Long-term debt (note 14)	672,332	486,300
Net assets related to derivative financial instruments (note 7)	(2,093)	(18,392)
Cash	(43,813)	(30,490)
Restricted cash	(25,373)	-
Net liabilities	601,053	437,418
Equity (deficiency)	(89,290)	10,944
Total capital	511,763	448,362

The Company’s capital structure increased $63.4 million in the year ended August 31, 2015, primarily as a result of the issuance of long-term debt and capital stock partially offset by a comprehensive loss for the year ended August 31, 2015.

20.    FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company is exposed to credit risk, liquidity risk and market risks relating to foreign exchange and interest rate fluctuations. The enterprise risk management process is managed by a risk oversight committee composed of senior executives of the Company. In order to manage foreign exchange and interest rate risks, the Company periodically uses derivative financial instruments to set in Canadian dollars future payments on debts denominated in U.S. dollars (interest and principal). The Company had a foreign currency interest rate swap designated as a cash flow hedge that matured on July 15, 2014 (note 14). Provided there is no change to the hedged items, the Company does not settle the derivative financial instruments prior to their maturity unless contractually obligated to do so. These instruments are not held or issued for speculative purposes.

(a)      Fair value of financial instruments

The carrying value and fair value of long-term debt and derivative financial instruments as at August 31, 2015 and 2014 are as follows:

	As at August 31, 2015			As at August 31, 2014
	Carrying value		Fair value	Carrying value		Fair value
Other financial liabilities
Long-term debt	672,332		693,977	486,300		519,856

Derivative financial instruments
Assets
Embedded derivatives	2,093	(1)	2,093	18,392	(1)	18,392
(1) Derivative financial instruments asset (Level 3) of $2.1 million (2014 - $18.4 million) are reconciled in the table below.

The fair value of long-term debt is estimated based on quoted market prices (Level 1 inputs).

The Company has considered the following fair value hierarchy that reflects the significance of the inputs used in measuring its financial instruments accounted for at fair value in the statement of financial position:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3: inputs that are not based on observable market data (unobservable inputs).

The fair value of early prepayment options recognized as embedded derivatives is determined by option pricing models using Level 3 market inputs, including entity-specific credit risk, volatility and discount factors.

The Company’s policy is to recognize transfers in and out of the fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer. During the year ended August 31, 2015 there were no transfers within the fair value hierarchy.

The changes to the fair value of derivative financial instruments (Level 3) for the years ended August 31, 2015 and 2014 are as follows:

	2015	2014

Asset as at beginning of year (note 7)	18,392	18,213
Recognition of embedded derivative on issuance of First-Lien Notes (note 14)	2,090	-
Gain (loss) on derivative financial instruments recognized in the statement
of operations (note 7)	(18,389)	1,590
Gain on cash flow swap recognized in statement of comprehensive loss	-	3,994
Foreign currency exchange gain on cash flow swaps reclassified from accumulated
other comprehensive loss to the statement of operations (note 7)	-	2,917
Loss on cash flow swap reclassified from accumulated other comprehensive loss
to the statement of operations	-	(2,173)
Cash settlements of derivative financial instruments	-	(6,149)
Asset as at end of year (note 7)	2,093	18,392

(b)      Credit risk management

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial asset fails to meet its contractual obligations.

The maximum credit exposure to credit risk at the reporting date is the carrying value of cash, restricted cash and accounts receivable in an asset position. No collateral is held from any of the counterparties to the above financial assets.

Accounts receivable

In the normal course of business, the Company continuously monitors the financial condition of its customers and reviews the credit history of each new customer. The Company’s sales are widely distributed and the largest amount due from any single customer as at August 31, 2015 is $3.5 million or 4% of receivables (August 31, 2014 – $2.7 million or 4%). The Company establishes an allowance for doubtful accounts when collection is determined to be unlikely based on the specific credit risk of its customers and historical trends. The allowance for doubtful accounts amounted to $4.8 million as at August 31, 2015 (August 31, 2014 - $3.4 million). As at August 31, 2015, $45.8 million or 47% (2014 - $30.7 million or 48%) of trade accounts receivable is considered past due as per the contractual credit terms and not yet impaired, which is defined as amounts outstanding beyond normal credit terms and conditions for respective customers. The amount past due relates to a number of independent customers for whom there is no recent history of default. The aging analysis of these trade receivables based on original invoice terms as at August 31, 2015 and 2014 is as follows:

	As at August 31, 2015	As at August 31, 2014
30 - 90 days	35,846	25,296
Greater than 90 days	10,000	5,431
	45,846	30,727

Changes to the allowance for doubtful accounts for the year ended August 31, 2015 and 2014 are as follows:

	2015	2014
Balance as at beginning of year	3,406	3,337
Provision for doubtful accounts	1,430	614
Write-offs	(662)	(545)
Balance as at end of year	4,174	3,406

Derivative financial instruments

As a result of the use of derivative financial instruments, the Company is exposed to the risk of non-performance by a third-party. The Company used multiple counterparties when entering into derivative contracts to minimize its concentration exposure. The Company also used counterparties that had an investment grade credit rating of no less than single “A”. No third party derivatives are outstanding as at August 31, 2015 and 2014.

(c)      Liquidity risk management

Liquidity risk is the risk that the Company will encounter difficulties in meeting its financial obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages this exposure risk by using cash on hand, cash generated from operations, staggered maturities of long-term debt and derivative financial instruments, available borrowings under the ABL Facility (note 14), cash flow forecasts and by deferring or eliminating discretionary spending.

Material contractual obligations related to financial instruments include debt repayments and interest on long-term debt. These contractual undiscounted obligations and their maturities as at August 31, 2015 are as follows:

	Total	Less than 1 year	1-3 years	3-5 years	5 years or more
Accounts payable	19,525	19,525	-	-	-
Accrued liabilities	52,977	52,977	-	-	-
Finance lease	1,560	-	-	-	1,560
Long-term debt (1)	682,223	25,996	656,227	-	-
Interest payments (2)	190,318	70,562	119,756	-	-
Total	946,603	169,060	775,983	-	1,560

(1) Contractual principal payments of long-term debt are based on the foreign exchange rate as at August 31, 2015 of US$1:$1.3157.
(2) Interest to be paid on long-term debt is based on fixed contractual interest rates and the foreign exchange rate as at August 31, 2015 of US$1:$1.3157.

(d)      Market risk management

Market risk is the risk that changes in market prices due to foreign exchange rates and interest rates will affect the value of the Company’s financial instruments. The objective of market risk management is to mitigate and control exposures within acceptable parameters while optimizing the return on risk.

Foreign currency risk

As at August 31, 2015, approximately 52% of the outstanding principal on the Company’s long-term debt is payable in US dollars (August 31, 2014 – 59%). As at August 31, 2015 and 2014, the Company is exposed to foreign currency risk on the US$268.6 million of Second-Lien Notes outstanding. Based on long-term debt outstanding as at August 31, 2015, a $0.01 change in the period-end exchange rate of a Canadian dollar per one US dollar, holding all other variables constant, would have resulted in a $2.7 million increase or decrease to foreign currency exchange losses in the statement of operations.

Interest rate risk

The Company’s ABL Facility matured on October 16, 2015 (note 25). The ABL Facility bore interest at floating rates while the First-Lien Notes and Second-Lien Notes bear interest at fixed rates. Therefore, changes in interest rates only exposed the Company to interest rate risk on the portion of the ABL Facility that was drawn, if any, at the time of the interest rate change. As at August 31, 2015, The ABL Facility was undrawn, and as a result the Company was not subject to cash flow interest rate risk.

21.   COMMITMENTS

The Company has entered into various operating lease agreements for property, office equipment and vehicles and has various other commitments. Aggregate future minimum payments under the terms of these commitments are as follows:

2016	31,775
2017	25,664
2018	18,558
2019	13,838
2020	10,154
Thereafter	35,506

22.   RELATED PARTY TRANSACTIONS

Key management personnel include the Company’s senior management and all members of the Board. Key management personnel compensation for the years ended August 31, 2015, 2014 and 2013 is as follows:

	2015	2014	2013
Salaries and short-term benefits	5,543	4,307	4,332
Share-based compensation	-	1,271	1,250
Total compensation	5,543	5,578	5,582

As at August 31, 2015, GoldenTree Asset Management LP (“GoldenTree”) or its affiliates owned 146,694,259, or 52%, of the Company’s Variable Voting Shares  On October 6, 2014, the Company entered into a standby purchase agreement with GoldenTree, pursuant to which GoldenTree agreed to take up any subscription receipts not otherwise subscribed for under the Rights Offering.  During the year ended August 31, 2015, GoldenTree was paid $7.1 million for acting as standby purchaser under the standby purchase agreement.

23.   STATEMENT OF CASH FLOWS

The following amounts compose the net change in non-cash operating accounts included in cash flows from operating activities in the consolidated statement of cash flows for the years ended August 31, 2015, 2014 and 2013:

	2015	2014	2013
Accounts receivable	16,057	17,744	8,308
Income taxes receivable	(47)	-	-
Inventory	912	940	595
Prepaid expenses and other assets	444	240	380
Accounts payable, accrued liabilities and provisions	3,541	(19,013)	(1,441)
Deferred revenue	(3,662)	(469)	(1,270)
Employee benefit obligations and other liabilities and provisions	(60)	1,465	(1,005)
Changes in non-cash operating accounts	17,185	907	5,567

24.   SEGMENT INFORMATION

The Company has one operating segment for financial reporting purposes, the Newsmedia segment. The Newsmedia segment publishes daily and non-daily newspapers and operates digital media and online assets including the canada.com network, each newspaper’s online website and Infomart, the Company’s media monitoring service. Its revenue is primarily from advertising and circulation/subscription revenue.

Included within digital revenue in the consolidated statements of operations during the year ended August 31, 2015 is advertising revenue of $65.5 million (2014 - $58.7 million) (2013 - $63.7 million) and circulation/subscription revenue of $32.2 million (2014 - $29.3 million) (2013 - $27.9 million). Accordingly, aggregate print and digital revenue from advertising for the year ended August 31, 2015 was $470.1 million (2014 - $434.2 million) (2013 - $509.2 million) and aggregate print and digital revenue from circulation/subscription was $254.2 million (2014 - $223.5 million) (2013 - $223.8 million).

25.   SUBSEQUENT EVENTS

During the year ended August 31, 2015, the proceeds from the sale of the Vancouver newspapers production facility of $17.2 million were used to make an offer to redeem an equal amount of First-Lien Notes. A total of $6.5 million aggregate principal amount of First-Lien Notes were tendered for repurchase and subsequent to August 31, 2015, the Company made a payment of $6.7 million (including accrued interest of $0.2 million) to redeem the notes.

On October 16, 2015, the ABL Facility matured and was not replaced.